Exhibit 10.2

Execution Version

RIGHTS OFFERING BACKSTOP AND PARTICIPATION AGREEMENT

This Rights Offering Backstop and Participation Agreement (this “Agreement”), is made and entered into as of October 1, 2021, by and among Capital Senior Living Corporation, a Delaware corporation (the “Company”), and Silk Partners, LP, a Delaware limited partnership (“Silk”) and Arbiter Partners QP, LP, a Delaware limited partnership (the “Backstop Purchaser” and together with Silk, the “Participants”).

WHEREAS, on September 10, 2021, the Company commenced a rights offering to holders of record of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to which it distributed at no charge, to holders of record of each share of Common Stock (the “Eligible Common Stockholders”) as of the close of business on September 10, 2021, the record date of the amended rights offering (the “Record Date”), one (1) non-transferable right (a “Right”) to subscribe for and purchase one (1) additional share of Common Stock (the “Rights Offering”);

WHEREAS, the Company intends to amend the terms of the Rights Offering to, among other things, revise the subscription price to $30.00 per share of Common Stock (the “Subscription Price”), provide that each Right would give the holder thereof the right to subscribe for and purchase 1.1 additional shares of Common Stock and extend the expiration date to October 27, 2021;

WHEREAS, each Participant has agreed and committed to exercise at least the number of Rights issued in respect of Common Stock owned directly and beneficially by it as set forth in this Agreement;

WHEREAS, the Backstop Purchaser has agreed and committed to purchase from the Company upon expiration of the Rights Offering, at the Subscription Price, a certain number of shares of Common Stock not otherwise sold in the Rights Offering; and

WHEREAS, on the date hereof, the Company entered into an Amended and Restated Investment Agreement (the “A&R Investment Agreement”) with Conversant Dallas Parkway (A) LP, a Delaware limited partnership, and Conversant Dallas Parkway (B) LP, a Delaware limited partnership (Conversant Dallas Parkway (A) LP, together with Conversant Dallas Parkway (B) LP, “Conversant”), pursuant to which Conversant agreed and committed to purchase from the Company upon expiration of the Rights Offering, at the Subscription Price, a certain number of shares of Common Stock not otherwise sold in the Rights Offering, subject to the terms and conditions in the A&R Investment Agreement.

NOW THEREFORE, in consideration of the premises and respective covenants and agreements set forth in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Section 1. Commitment; Conditions to the Rights Offering; Covenants.

(a) Each Participant agrees to exercise at least the number of Rights as set forth opposite such Participant’s name in the column titled “Commitment Rights” on Exhibit A (the “Commitment”) in accordance with the terms of the Rights Offering .

(b) The Company agrees that the closing of the transactions contemplated by the A&R Investment Agreement, including the purchase of shares of preferred stock of the Company and Common Stock by the Investors (as defined in the A&R Investment Agreement) and the execution of the Investor Rights Agreement in the form attached hereto as Exhibit B (with such changes as may be agreed in writing by the Company and Silk) will be a condition to the consummation of the Rights Offering and that the Company will not waive or amend such condition without the prior written consent of each Participant.

(c) The Company agrees to comply with Sections 3.4, 3.10, 3.11 and 3.15 of the A&R Investment Agreement as though such terms were included herein and to comply with Sections 3.3, 3.13 and 3.14 of the A&R Investment Agreement as if such latter sections applied mutatis mutandis to the Common Shares to be issued in the Commitment, Backstop Commitment and as Backstop Premium Shares as though such terms were included herein.

Section 2. Backstop Commitment.

(a) The Backstop Purchaser agrees to purchase from the Company, and the Company hereby agrees to issue to the Backstop Purchaser, its Pro Rata Proportion of any and all Unsubscribed Rights Shares at the Subscription Price on the Backstop Closing, but in no event more than 166,667 shares of Common Stock (all such shares, the “Backstop Commitment Shares”, and such commitment, the “Backstop Commitment”).

(b) The Company further agrees to issue to the Backstop Purchaser (or their designees) 17,292 shares of Common Stock (the “Backstop Premium Shares” and together with the Backstop Commitment Shares, the “Backstop Shares”) on the Backstop Closing, or if such Backstop Closing does not occur, the tenth day following the termination or expiration of the Rights Offering.

(c) Within three (3) business days following the expiration of the Rights Offering, the Company shall issue to the Backstop Purchaser a notice (the “Backstop Notice”) setting forth the number of Unsubscribed Rights Shares and the calculation thereof, the Pro Rata number of Backstop Commitment Shares allocated to each Backstop Purchaser, the aggregate Subscription Price to be paid by each Backstop Purchaser, the date of the Backstop Closing and the bank account into which the aggregate Subscription Price must be paid.

(d) Subject to the satisfaction or waiver of each of the conditions set forth in Section 5 (other than those conditions that by their nature are to be satisfied at Closing, but without affecting the requirement that such conditions be satisfied or waived at Closing), unless this Agreement shall have been terminated pursuant to its terms, the closing of the Backstop Commitment (the “Backstop Closing”) shall occur simultaneously with the Closing (as defined in the A&R Investment Agreement).

(e) By 10:00 am New York City time on the day of the Backstop Closing (unless otherwise agreed by the parties in writing), subject to the satisfaction or waiver of the conditions set forth in Section 5 below (other than those conditions that by their nature are to be satisfied at the Backstop Closing, but without affecting the requirement that such conditions be satisfied or waived at the Backstop Closing):

i.

the Backstop Purchaser shall deliver to the Company the aggregate Subscription Price for the Backstop Commitment Shares to be acquired by such Backstop Purchaser by wire transfer of U.S. dollars in immediately available funds to the account specified by the Company in the Backstop Closing Notice; and

ii.

the Company shall deliver to the Backstop Purchaser the Backstop Shares to be acquired by the Backstop Purchaser in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of such Backstop Purchaser (or its nominee in accordance with its delivery instructions) or to a custodian designated by such Backstop Purchaser, as applicable. Each book entry for the Backstop Shares shall contain a notation in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND STATE SECURITIES LAWS WHICH IS AVAILABLE.

(f) “Pro Rata Proportion” means, in respect of the Backstop Purchaser, a number of shares of Common Stock equal to 9% of the Unsubscribed Rights Shares.

(g) The “Unsubscribed Rights Shares” means a number of shares of Common Stock equal to the excess, if any, of (i) the aggregate number of shares of Common Stock issuable if all Rights were exercised (including any Rights not issued and/or allocated due to the provisions of applicable state or foreign securities laws), over (ii) the aggregate number of shares issuable based on the number of Rights validly exercised prior to the expiration of the Rights Offering.

(h) The number of shares of Common Stock issued as part of the Backstop Shares shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Common Stock that occurs during the period beginning on the date of this Agreement and ending on the Closing Date.

Section 3. Representations and Warranties by each Participant.

Each Participant with respect to itself only represents and warrants to the Company as follows:

(a) Existence and Good Standing; Authority. If the Participant is a corporation, partnership or limited liability company duly organized, the Participant is validly existing and in good standing under the laws of its state or country of organization. The Participant has all legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) Authorization; Enforceability. This Agreement has been duly and validly authorized, executed and delivered by the Participant and constitutes a binding obligation of the Backstop Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Sufficiency of Funds. The Participant has and will have available funds sufficient to pay the aggregate Subscription Price for all Common Stock to be purchased by the Participant hereunder.

(d) Ownership of Common Stock. The number of shares of Common Stock owned directly and beneficially by the Participant as of the date hereof is set forth opposite the Participant’s name in the column titled “Shares of Common Stock Owned” on Exhibit A.

Section 4. Representations and Warranties by the Backstop Purchaser.

The Backstop Purchaser represents and warrants to the Company as follows:

(a) Accredited Investor. The Backstop Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Information; Knowledge of Business. The Backstop Purchaser is familiar with the business in which the Company is engaged. The Backstop Purchaser has knowledge and experience in financial and business matters; is familiar with the investments of the type that it is undertaking to purchase; is fully aware of the problems and risks involved in making an investment of this type; and is capable of evaluating the merits and risks of this investment. The Backstop Purchaser acknowledges that, prior to executing this Agreement, it (and each of its representatives) has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company.

(c) No Registration. The Backstop Purchaser or has been advised that the Purchased Shares have not been registered under the Securities Act, or any non-U.S. securities, state securities or “blue sky” laws, and therefore cannot be resold unless they are registered under such laws or unless an exemption from registration thereunder is available. The Backstop Purchaser is purchasing the Backstop Shares for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof, and has no present intention of distributing or reselling any thereof. In making the foregoing representations, each Investor is aware that it must bear, and represents that such Investor is able to bear, the economic risk of such investment for an indefinite period of time.

Section 5. Representations and Warranties of the Company. The Company represents and warrants to each Participant that each of the representations and warranties set forth in Section 2.1 of the A&R Investment Agreement is true and accurate subject to the qualifications and disclosures made therein and, to the extent required, applied mutatis mutandis to this Agreement.

Section 6. Conditions.

(a) Each Participant’s obligation to fulfill its Commitment, is subject to the fulfillment or waiver on or prior to the expiration of the Rights Offering(unless otherwise specified) of the following conditions:

i.	the Company shall be in compliance with its obligations under this Agreement in all material respects;

ii.	the representations and warranties of the Company hereunder shall be true and correct such that the condition set forth in Section 4.2 of the A&R Investment Agreement is satisfied; and

iii.	the delivery of the Requisite Vote (as such term is defined the A&R Investment Agreement).

(b) The Backstop Purchaser’s obligation to fulfill its Backstop Commitment, is subject to the fulfillment or waiver on or prior to the Closing Date (unless otherwise specified) of the following conditions:

i.	the Company shall be in compliance with its obligations under this Agreement in all material respects;

ii.	the representations and warranties of the Company hereunder shall be true and correct such that the condition set forth in Section 4.2 of the A&R Investment Agreement is satisfied;

iii.

the Rights Offering shall be closed prior to or contemporaneously with the Backstop Commitment in accordance with the terms and conditions set forth in this Agreement and the prospectus relating to such Rights Offering; and

iv.

the simultaneous closing of the transactions contemplated by the A&R Investment Agreement, including the purchase of shares of preferred stock of the Company and Common Stock by the Investors (as defined in the A&R Investment Agreement) and the delivery of the Requisite Vote (as such term is defined the A&R Investment Agreement).

(c) The Company’s obligations to issue the shares of Common Stock pursuant to the Backstop Commitment is subject to the fulfillment or waiver on or prior to the Closing Date (unless otherwise specified) of the following conditions:

i.	the Backstop Purchaser shall be in compliance with its obligations under this Agreement in all material respects as of the Backstop Closing;

ii.	the representations and warranties of the Backstop Purchaser hereunder shall be true and correct in all material respects as of the Backstop Closing; and

iii.

the Rights Offering shall be closed prior to or contemporaneously with the Backstop Commitment and Private Placement in accordance with the terms and conditions set forth in this Agreement and the Prospectus.

Section 7. Termination.

(a) This Agreement may be terminated at any time:

i.	in writing by the agreement of all parties hereto;

ii.

by any party hereto if the Rights Offering has not been consummated by the Outside Date (as defined in the A&R Investment Agreement); provided, however, that the right to terminate this Agreement pursuant to this Section 6(a)(ii) shall not be available to any party whose failure to materially comply with any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Backstop Closing to occur on or prior to such date;

iii.

by any Participant with respect to itself only if (x) the Company shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (y) such breach or misrepresentation is not cured or capable of being cured the Outside Date (as defined in the A&R Investment Agreement) and (z) such breach or misrepresentation would cause any of the conditions set forth in Section 6(a) not to be satisfied;

iv.	by any Participant with respect to itself only if the A&R Investment Agreement is terminated; and

v.

by the Company with respect to a Participant if (x) such Participant shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (y) such breach or misrepresentation is not cured or capable of being cured the Outside Date (as defined in the A&R Investment Agreement) and (z) such breach or misrepresentation would cause any of the conditions set forth in Section 6(b) not to be satisfied.

(b) Automatic Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio with respect to Silk only upon the termination of the Voting and Support Agreement by any among Conversant and Silk of even date hereof in accordance with its terms.

(c) Effect of Termination. In the event of any termination of this Agreement in accordance with (x) Section 7(a), no party hereto (or any of its affiliates) shall have any liability or obligation to any other party (nor to any of its affiliates) under or in respect of this Agreement, and (y) Section 7(b), Silk (or any of its affiliates) shall not have any liability or obligation to any other party (nor to any of its affiliates) under or in respect of this Agreement, except in each to the extent of (a) any liability arising from any willful and material breach by such party of its obligations of this Agreement arising prior to such termination and (b) any fraud or intentional or willful breach of this Agreement. In the event that this Agreement is terminated with respect to a party under Section 6(a) or Section 6(b), all further obligations of that parties, other than pursuant to this Section7(c), Section 8 and Section 9, will be terminated without further liability of such party to any other party.

Section 8. Miscellaneous.

(a) Governing Law; Consent to Jurisdiction. This Agreement and any disputes arising out of or relating to this Agreement and the transactions contemplated hereby (whether in contract, tort, or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict or choice of law principles of the State of Delaware or otherwise that would result in the application of any laws other than the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court in the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 8(a) shall be deemed effective service of process on such party.

(b) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (i) on the date of delivery if delivered personally or by telecopy, facsimile or e-mail (so long as such transmission does not generate an error message or notice of non-delivery, and in the case of e-mail, subject to a non-automated e-mail from the recipient confirming receipt), (ii) on the first (1st) business day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the third (3rd) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company, to:

Capital Senior Living Corporation

14160 Dallas Parkway, Suite 300

Dallas, Texas 75254

Attention: General Counsel

Email: [Redacted]

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP 787

Seventh Avenue New York,

New York 10019

Attention: Steven A. Seidman

Laura H. Acker

Laura L. Delanoy

Email: sseidman@willkie.com; lacker@willkie.com; ldelanoy@willkie.com

If to a Participant, to the applicable addresses set forth on the signature page hereto.

(c) Sections 7.3 to 7.8 and 7.10 to 7.15 of the A&R Investment Agreement shall apply mutatis mutandis to this Agreement as though such terms were included herein.

(d) Expenses. At the Backstop Closing, the Company agrees to pay, reimburse and hold the Backstop Purchaser harmless from liability for the payment of all reasonable out-of-pocket fees and expenses incurred by them in connection with the consummation of the transactions contemplated hereby; provided, that the maximum amount of such reimbursable costs and expenses to Arbiter shall not exceed $25,000. An estimate of the fees and expenses of third parties may be paid by checks delivered or wire transfers to such parties at the Backstop Closing by the Backstop Purchaser, the amount of such checks or wire transfers being deducted from the aggregate amount to be paid by the Backstop Purchaser at the Backstop Closing for the Backstop Commitment Shares to be purchased by the Backstop Purchaser hereunder.

Section 9. Indemnification.

(a) Sections 5.1, 5.3, 5.4, 5.5, 5.6 and 5.7 of the A&R Investment Agreement shall apply mutatis mutandis to this Agreement as though such terms were included herein and the Participants were the Investors thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CAPITAL SENIOR LIVING CORPORATION

By:	/s/ Kimberly S. Lody
Name: Kimberly S. Lody
Title: President and Chief Executive Officer

SILK PARTNERS LP

By:	/s/ Seymour Pluchenik
Name: Seymour Pluchenik
Title: Authorized Signatory

Silk Partners, LP
810 Seventh Avenue, 28th Floor
New York, NY 10019
Attention: Shmuel Lieberman
Email: [Redacted]

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Joseph Shenker
Email: Shenkerj@sullcrom.com

ARBITER PARTNERS QP, LP

BY: ARBITER PARTNERS CAPITAL MANAGEMENT LLC, its Investment Manager

By:	/s/ Joshua Mushner
Name: Joshua Mushner
Title: Chief Operating Officer

[Signature Page to Backstop and Participation Agreement]

EXHIBIT A

Backstop Purchaser	Shares of Common Stock Owned	Commitment Rights
Silk Partners LP	356,995	392,695
Arbiter Partners QP, LP	279,412	166,667

Exhibit A